EXHIBIT - 15b.2

                           THE MICHIGAN HERITAGE FUND
                                 AMENDMENT NO. 1
                                       TO
                                DISTRIBUTION PLAN

     This Amendment No. 1 to the Distribution Plan dated February 19, 1997 by and between Declaration Fund with respect to Michigan Heritage Fund, Dickinson Asset Management, Inc. and Declaration Distributors, Inc. is executed this 29th day of December, 1997.

     Whereas, the shares issued and to be issued with respect to Michigan Heritage Fund (the "Fund) will be issued in classes designated as Class A shares and No-Load Class shares, and

     Whereas, both Classes shall be subject to the Distribution Plan, and

     Whereas, the Distribution Plan of the Fund provides for Fund assets to be used to promote the sale of the shares of the Fund, and

     Whereas, it is the intention of the Trustees of Declaration Fund that the payments made pursuant to the Plan for distribution purposes shall be chargeable to that portion of the Fund's portfolio relating to the Class for which such distribution expenses were incurred,

     NOW, THEREFORE, this Amendment No. 1 to the Distribution Plan witnesseth:

     1. The first paragraph of the Plan is amended by the addition of the following after the word "Plan" which appears in the third line of the text:
"... which relates both the Class A shares and the No-Load Class shares ..."

     2. The second paragraph of the Plan is amended by the addition of the following at the end of the text after the words "(the 'Distributor')": "as the same have been amended."

     3. The third paragraph of the Plan is amended by the addition of the following at the end of the second sentence of the text after the word "shareholders" "... including the shareholders of the Class A shares and the shareholders of the No-Load Class."

     4. Paragraph 1. of the Plan is amended by the addition of the following at the end of the present text:

     Expenses which relate to the distribution of the shares of a Class or the services provided to that Class shall be allocated and paid by that Class; other expenses shall be allocated among different Classes in different amounts to the extent that they are incurred by one Class in a different amount or reflect differences in the amount or kinds of services that different Classes receive, and expenses that are not assigned or assignable to a specific Class shall be allocated based on net assets.

     5. The Plan is amended by the addition of the following paragraph designated 10.

     The provisions of the Plan are severable for each Class of shares; the Class A shares and the No-Load Class of shares. The Trustees must make a finding for each Class that the Plan represents a reasonable likelihood of benefit to the Fund and its shareholders. Further, shareholder approval by the outstanding voting securities of each Class is required when Rule 12b-1 requires approval by a majority of the outstanding voting securities.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Distribution Plan, as hereinabove set forth.


                                   Declaration Fund, with respect to
                                       Michigan Heritage Fund

                                   /s/ Terence P. Smith
                                   ------------------------------------
                                   Terence P. Smith, President


                                   Declaration Distributors, Inc.

                                   /s/ Terence P. Smith
                                   ------------------------------------
                                   Terence P. Smith, President


                                   Dickinson Asset Management, Inc.

                                   /S/ C. David Dickinson
                                   --------------------------------------
                                   Mr. C. David Dickinson, President